As filed with the Securities and Exchange Commission on May 5, 1999
                                                     Registration No. 333-75007
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   -----------
                              GULF WEST BANKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                FLORIDA                                  59-3276590
     (STATE OF OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER

      425 22ND AVENUE NORTH, ST. PETERSBURG, FLORIDA 33704, (727) 894-5696
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS'S PRINCIPAL EXECUTIVE OFFICES)

                                    ---------
                                 GORDON CAMPBELL
                             PRESIDENT AND CHAIRMAN
                              GULF WEST BANKS, INC.
                              425 22ND AVENUE NORTH
                          ST. PETERSBURG, FLORIDA 33704
                                 (727) 894-5696
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                    ---------
                                   COPIES TO:
                              DAVID C. SHOBE, ESQ.
            FOWLER, WHITE, GILLEN, BOGGS, VILLAREAL AND BANKER, P.A.
                     501 EAST KENNEDY BOULEVARD, SUITE 1700
                              TAMPA, FLORIDA 33602

                                    ---------
       Approximate date of commencement of proposed sale to the public: As soon as feasible after this registration statement becomes effective.

         If the only securities being registered on this form are being offered on a delayed or continuous basis pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]________________

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

---------------------------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
       TITLE OF SHARES     AMOUNT TO BE       PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
       TO BE REGISTERED     REGISTERED       OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION
                                                   SHARE              PRICE (1)            FEES
                                                    (1)
---------------------------------------------------------------------------------------------------
Common Stock, par value
$1.00 per share.....       2,058,111 shares       $8.22           $16,917,672.00       $4,703.11(2)
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the bid and asked price of the common stock on the Nasdaq National Market System on March 19, 1999.

(2)    Previously paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF

1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     SUBJECT TO COMPLETION DATED MAY 5, 1999

                                   PROSPECTUS

                              GULF WEST BANKS, INC.

                        2,058,111 SHARES OF COMMON STOCK

                                ----------------

                                 ---------------

         2,058,111 shares of common stock, par value $1.00 per share, of Gulf West Banks, Inc. are being sold by existing stockholders who serve, or served , as officers or members of Gulf West's Board of Directors. See "Shares Covered by this Prospectus." Gulf West will not receive any of the proceeds from the distribution by the selling stockholders.

         Gulf West common stock is quoted on the Nasdaq National Market System under the symbol "GWBK". On March 19, 1999 the last reported sale price for the common stock as reported on the Nasdaq was $8.125 per share.

                                ----------------

       SEE "RISK FACTORS" BEGINNING AT PAGE 6 FOR A DISCUSSION OF FACTORS
                THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                                ----------------

       NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED
        WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NEITHER THE SEC
           NOR ANY STATE SECURITIES COMMISSION HAS MADE, OR WILL MAKE,
             ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE
                 SECURITIES. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER
            OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                          OR ANY OTHER FUND OR AGENCY.

                   The date of this prospectus is May 5, 1999.

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
WHERE YOU CAN FIND MORE INFORMATION...................................................................3

INCORPORATION BY REFERENCE............................................................................3

REGISTRATION EXPENSES.................................................................................4

PROSPECTUS SUMMARY....................................................................................5
     Gulf West........................................................................................5
     Gulf West Common Stock Shares Outstanding........................................................5
     Shares Offered...................................................................................5
     Transfer Agent...................................................................................5
     Trading and Listing..............................................................................5

RISK FACTORS..........................................................................................6
     The Banking Industry is Highly Competitive.......................................................6
     Sensitivity to General Economic Conditions and Other Similar Factors.............................6
     Potential Impact of Changes In Interest Rates....................................................6
     Allowance for Loan Losses May Not Always Be Adequate ............................................7
     Changes in Real Estate Values May Have Adverse Impact on Loans Secured by Real Estate............7
     Regulations Which Protect Depositors May Adversely Affect Stockholders...........................7
     Year 2000 Consideration..........................................................................7

SHARES COVERED BY THIS PROSPECTUS.....................................................................8

USE OF PROCEEDS.......................................................................................9

PLAN OF DISTRIBUTION..................................................................................9

DESCRIPTION OF CAPITAL STOCK OF GULF WEST............................................................10
     Common Stock....................................................................................10
     Preferred Stock.................................................................................12
     Reports to Stockholders.........................................................................12

LEGAL MATTERS........................................................................................12

EXPERTS  ............................................................................................12

DISCLOSURE OF SEC POSITION ON
     INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..................................................12

FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference forward-looking statements based on current plans and expectations of Gulf West, relating to, among other matters, analyses, and estimates of amounts that are not yet determinable. Forward-looking statements are contained in the section entitled "Risk Factors" and other sections of this prospectus (including documents incorporated herein by reference; see "Incorporation by Reference"). These forward-looking statements involve risks and unknown factors beyond our control which may cause actual future activities and results of operations to be materially different from those suggested in this prospectus. Among others, the risks and unknown factors include risks present in future mergers or acquisitions, interest rate fluctuations, and other factors described in this prospectus. See "Risk Factors."

                       WHERE YOU CAN FIND MORE INFORMATION

         The information requirements of the Securities Exchange Act of 1934 apply to Gulf West. Accordingly we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to hereafter as the "SEC." You may read and copy any document we file at the following locations:

o At the Public Reference Room of the SEC, Room 1024 -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
o At the public reference facilities at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;
o By writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
o At the offices of the National Association of Securities Dealers, Inc., Reports Sections, 1735 K Street, N.W., Washington, D.C. 20006; or
o    From the SEC's web site at WWW.SEC.GOV.

         Gulf West has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 in respect of the common stock offered hereby. The use of the term "Registration Statement" in this prospectus means the initial Registration Statement and any and all amendments thereto. As permitted by the SEC, this prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement. Such additional information may be obtained from the locations described above. Statements contained herein concerning the contents of any document are not necessarily complete, and in each instance, reference is made to the copy of such documents filed with the SEC as an exhibit to the Registration Statement. You should refer to the applicable documents for all the details.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to other documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. This prospectus is part of the Registration Statement that we filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares of common stock covered by this prospectus.

o Gulf West's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
o The description of Gulf West's common stock contained in our Registration Statement on Form S-4, as filed with the SEC on December 4, 1997 (Registration Statement No. 333-37307); and
o Gulf West's definitive proxy statement on Schedule 14A, filed March 10, 1999.

         You may request a copy of these filings, at no cost, by writing to us at the following address: Gulf West Banks, Inc., 425 22nd Avenue North, St Petersburg, FL 33704, Attention: Barry K. Miller, Secretary, or telephoning us at (727)894-5696. Exhibits to these filings will not be provided unless the exhibits requested are specifically incorporated by reference into the document that this prospectus incorporates by reference.

                              REGISTRATION EXPENSES

         Gulf West will pay for all out-of-pocket expenses incurred in connection with registration of the shares, which expenses are expected to be approximately $9,000.

                           --------------------------

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATION.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH THE SALE OF THESE SECURITIES, OR THE OFFER OR SOLICITATION OF AN OFFER RELATING TO THESE SECURITIES IS NOT PERMITTED OR LEGAL.

                               PROSPECTUS SUMMARY

         THIS SUMMARY IS QUALIFIED BY MORE DETAILED INFORMATION APPEARING IN OTHER SECTIONS OF THIS PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROSPECTUS CAREFULLY. UNLESS OTHERWISE INDICATED, "WE," "US," "OUR" AND SIMILAR TERMS REFER TO GULF WEST BANKS, INC. AND ITS SUBSIDIARY, MERCANTILE BANK.

GULF WEST

         Gulf West is a Florida corporation whose principal assets are all of the outstanding shares of capital stock of Mercantile Bank, a Florida state banking corporation, hereafter referred to as "Mercantile." Gulf West's executive offices are located at 425 22nd Avenue North, St. Petersburg, Florida 33704, telephone (727) 894-5696.

GULF WEST COMMON STOCK SHARES OUTSTANDING

         As of February 28, 1999, there were 6,660,843 shares of Gulf West common stock outstanding held by approximately 1,047 holders of record.

SHARES OFFERED

         2,058,111 shares of Gulf West common stock held by: John Wm. Galbraith, formerly a member of the Board of Directors of each of Gulf West and Mercantile; Gordon W. Campbell, the current President and Chairman of Gulf West and Mercantile; and other officers and members of the respective Boards of Directors of each of Gulf West and Mercantile.

TRANSFER AGENT

         SunTrust Bank

TRADING AND LISTING

         The shares are quoted on the Nasdaq National Market System under the symbol "GWBK".

                                  RISK FACTORS

         Before you invest in Gulf West's common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risk factors, together with all of the other information contained in this prospectus or incorporated by reference, before you decide whether to purchase shares of our common stock.

THE BANKING INDUSTRY IS HIGHLY COMPETITIVE.

         Mercantile competes with other banking institutions on the basis of service, convenience and price. We also face competition from other financial non-bank entities which are now offering products similar to those traditionally offered by banks. In general, the banking industry is highly competitive and competition from bank and non-bank organizations is expected to continue. In our market area, we compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other nonbank competitors. As a result of this competition, Mercantile may have to increase the rate of interest that we will pay on deposits, which means that our net earnings may be reduced. Our profitability depends upon Mercantile's ability to compete in its market area. We cannot now predict to what extent competition may adversely affect Mercantile's financial condition and operating results.

GENERAL ECONOMIC CONDITIONS AND OTHER SIMILAR FACTORS AFFECT OUR FINANCIAL PERFORMANCE.

         The credit quality of our loan portfolio necessarily reflects, among other things, the general economic conditions in the area in which we conduct our business. Our continued financial success depends somewhat on factors beyond our control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of those conditions could have a material adverse effect on Gulf West's financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Gulf West's common stock.

CHANGES IN INTEREST RATES CAN IMPACT OUR OPERATING RESULTS.

         Our profitability is dependent to a large extent on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged increase in market interest rates could adversely affect our operating results.

ALLOWANCE FOR LOAN LOSSES MAY NOT ALWAYS BE ADEQUATE.

         Experience in the banking industry indicates that a portion of our loans will become delinquent, some of which will require partial or entire charge-off. Losses may be experienced by reason of factors beyond our control, such as changes in market conditions affecting the value of real estate and problems affecting the credit of the borrower. We determine the adequacy of our allowance for loan losses by considering various factors, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the view of our regulators, and geographic and industry loan concentration. Despite such considerations, however, our allowance for loan losses may not be adequate if delinquency levels were to increase as a result of adverse general economic conditions, especially in Florida where our exposure is greatest. We cannot assure you that our allowance for loan losses will be adequate to cover actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios which may require significant increases to the allowance for loan losses in the future.

CHANGES IN REAL ESTATE VALUES MAY HAVE ADVERSE IMPACT ON LOANS SECURED BY REAL ESTATE.

         A significant portion of Gulf West's loan portfolio consists of residential and commercial mortgages secured by real estate, principally in the Tampa Bay area of west-central Florida. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Florida, the value of the real estate collateral securing the Gulf West loans could be reduced, which could have a material negative impact on our financial performance. Additionally, Gulf West has increased its level of commercial real estate loans, which are generally considered to involve a higher degree of credit risk than that of one-to-four family residential lending.

REGULATIONS WHICH PROTECT DEPOSITORS MAY ADVERSELY AFFECT SHAREHOLDERS.

         A number of Federal and Florida statutes and regulations affecting financial institutions apply to Mercantile and Gulf West. These laws and regulations are intended to protect depositors, not stockholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We are unable to predict the nature or the extent of the effect on our business and earnings that monetary policies, economic control, or new federal or state legislation may have in the future.

YEAR 2000 PROBLEMS COULD NEGATIVELY AFFECT OUR OPERATIONS.

         Many businesses, including financial institutions like Gulf West, will face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize calendar dates beginning in the year 2000. The concern is that many software programs, systems and embedded chips can only distinguish the final two digits of the year entered and may read entries for the year 2000 as the year 1900, resulting in these automated systems malfunctioning or stopping completely. Given our reliance on data processing systems to maintain customer balances, service customer accounts and to perform other record keeping and service oriented functions associated with our business, the occurrence of "Year 2000" problems, if any were to develop, could negatively affect Gulf West's results of operations, liquidity and financial condition. In 1997, we began the process of identifying the many software applications and hardware devices expected to be impacted by the Year 2000 issue. We outsource our principal data processing activities to a third party and purchase most of our software applications from third part vendors. We believe that our vendors and significant customers are actively addressing the potential problems associated with the Year 2000 issue. We cannot assure you, however, that we will not be adversely affected by the failure of third party vendors or significant customers to become Year 2000 compliant.

                         ------------------------------

         Some of the information in this prospectus contains forward-looking statements that involve risks and unknown factors. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                        SHARES COVERED BY THIS PROSPECTUS

         The following table sets forth relevant information regarding the beneficial ownership of Gulf West common stock as of February 28, 1999 by the selling stockholders. Unless otherwise indicated, all shares are held with sole voting and investment power.

                                                                                                   SHARES BENEFICIALLY
                                                                   SHARES BENEFICIALLY                  OWNED UPON
                                                               OWNED BEFORE THE OFFERING (1)     COMPLETION OF OFFERING (2)

        BENEFICIAL OWNER               POSITIONS                  NUMBER          PERCENT        NUMBER             PERCENT
        -----------------              ---------                 -------          -------       -------             -------
John Wm. Galbraith             Director Emeritus of Gulf        873,417 (3)        12.36              0                  --
1 Beach Drive S.E., #1802      West, Mercantile (resigned in
St. Petersburg, FL  33701      1998)

Gordon W. Campbell             President and Chairman of        761,421 (4)        10.76         94,985                1.34
2000 Bayview Drive             Gulf West and Mercantile
Tierra Verde, FL 33715

Thomas M. Harris               Director of Gulf West,           103,031             1.45         15,429                   *
12375 Fifth Street East        Mercantile
Treasure Island, FL 33706

Algis Koncius                  Director of Gulf West,           172,205             2.51         57,329                   *
4340 Willow Hills Lane         Mercantile
Cincinnati, OH  45243

Louis P. Ortiz, CPA            Director of Gulf West,            85,783             1.21         15,429                   *
6  Island Drive                Mercantile
Treasure Island, FL  33706

John Cooper Petagna            Director of Gulf West,            24,565                *              0                  --
615 16th Avenue N.E.           Mercantile
St. Petersburg, FL  33704

P.N. Risser, III               Director of Gulf West,           224,297             3.17         28,278                   *
1844 Brightwaters Blvd.        Mercantile
St. Petersburg, FL  33704

Ross E. Roeder                 Director of Gulf West,            62,047                *         60,532                   *
6901-B 16th St. N.E.           Mercantile
St. Petersburg, FL  33702

Barry K. Miller                Director and Senior               72,366              1.02        52,675                   *
7266 Rosetree Place West       Executive Vice President,
Seminole, FL 33772             Mercantile;
                               Secretary/Treasurer of
                               Gulf West and Mercantile

Robert A. Blakley              Director and Senior               49,293                 *        48,855                   *
808 13th Court S.W.            Executive Vice President,
Largo, FL 34640                Mercantile;
                               Vice President of Gulf West

Douglas Winton                 Director and Senior               27,012                 *        25,404                   *
6603 Glencoe Drive             Executive Vice President,
Temple Terrace, FL 33617       Mercantile;
                               Vice President of Gulf West

John T. Sica                   Executive Vice President,         28,287                 *        26,697                   *
14004 Chettle Way              Mercantile;
Tampa, Fl  33624               Vice President of Gulf West

TOTAL:                                                        2,483,724                         425,613

*less than 1%

(1) The amount beneficially owned by each person has been determined under Rule 13d-3, and includes shares which each person has the right to acquire within the next sixty (60) days. In calculating the percentage ownership for a given individual or group, the number of shares of Gulf West common stock outstanding includes unissued shares subject to options, rights, or conversion privileges exercisable within sixty (60) days held by such individual or group, but are not deemed outstanding by any other person or group.
(2) Assumes the distribution of all of the shares offered hereby, and that no other shares are acquired or sold.
(3) 863,335 shares are held in trust for the benefit of Mr. Galbraith through Northern Trust Corporation of Florida, N.A.
(4) Consists of 94,985 shares which Mr. Campbell has the right to acquire under presently exercisable outstanding stock options, 148,5261 shares held in a Revocable Trust, 22,305 shares held in an IRA account, and 440,000 shares held in a limited family partnership in which Mr. Campbell is general partner.

-----------------------

                                 USE OF PROCEEDS

       No cash or other proceeds will be received by Gulf West as a result of the Offering. The selling stockholders have agreed to indemnify Gulf West, and Gulf West has agreed to indemnify the selling stockholders, against specified civil liabilities, including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

       No underwriters will be used in connection with the sale of securities offered hereby. Any purchases or sales of the securities covered hereby will be effected through brokers' transactions. Gulf West has agreed to indemnify the selling stockholders and the selling stockholders have agreed to indemnify Gulf West against certain specified liabilities, including liabilities under the Securities Act of 1933 in connection with the distribution of the shares offered by this prospectus.

                    DESCRIPTION OF CAPITAL STOCK OF GULF WEST

COMMON STOCK

       Shares of Gulf West common stock are evidenced by common stock certificates. The following summary description of the rights of the holders of Gulf West common stock is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of Gulf West, the Business Corporation Act of the State of Florida, and other applicable law.

            NUMBER OF SHARES; PAR VALUE. Gulf West's Articles of Incorporation authorize the issuance of 10,000,000 shares of common stock, par value $1.00 per share. As of February 28, 1999, there were 6,660,843 shares of common stock issued and outstanding, excluding shares available for issuance under Gulf West's stock option plans. At the April 15, 1999 Annual Meeting, our shareholders will be asked to consider a proposal to amend the Articles of Incorporation to increase the number of authorized shares to 25,000,000.

            VOTING RIGHTS. Each holder of Gulf West common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders have no cumulative voting rights in any matters coming before them for a vote, including the election of directors.

            DIVIDENDS. All shares of Gulf West common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors. Gulf West's ability to declare and pay dividends will depend on a large extent on its receipt of dividends from Mercantile, as well as on future earnings, results of operations, financial position, capital requirements and capital needs of Mercantile, tax considerations and general economic conditions. The regulatory requirements that apply to both Mercantile and Gulf West may also govern payment of dividends.

            PREEMPTIVE RIGHTS. Holders of Gulf West common stock have no preemptive rights to subscribe for and purchase a proportionate share of any additional stock issued by Gulf West. There are no conversion, redemption, or sinking fund provisions applicable to the Gulf West common stock.

            LIQUIDATION RIGHTS. Upon liquidation or dissolution of Gulf West, whether voluntary or involuntary, holders of Gulf West common stock will have the right to share equally in the assets of Gulf West available for distribution to stockholders.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Articles of Incorporation of Gulf West provide, to the extent permitted by Florida law, that directors, officers, employees and agents of Gulf West be indemnified against liabilities which they may incur in their capacity as such. With some exceptions, this indemnification is generally available if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Gulf West and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have been advised that, in the opinion of the SEC and as expressed in the Securities Act, it is against public policy to indemnify directors, officers, and controlling persons of Gulf West for liabilities arising under the Securities Act and such indemnification is, therefore, unenforceable.

            STAGGERED BOARD. The Articles of Incorporation of Gulf West provide that the Gulf West Board shall be divided into three classes of directors. These classes shall be as nearly equal in number as is possible with the terms of all members of one class expiring each year. Successors to the class of directors whose term has then expired are chosen for a full term of three years.

            FAIR PRICE AND ANTITAKEOVER PROVISIONS. The Articles of Incorporation of Gulf West provide for a "fair price" requirement in certain takeover transactions. Specifically, "Business Combinations," which means any merger, reorganization, or consolidation of Gulf West, including combinations of subsidiary corporations, must comply with "fair price" provisions. The "fair price" requirement provides for a minimum ratio between the aggregate amount of cash and fair market value of other consideration to be received per share by the common stockholders in a Business Combination, which we refer to herein as the "Per Share Consideration," and the Market Price of the Gulf West common stock, determined as specified below, immediately before the announcement of the Business Combination or the solicitation of holders of Gulf West common stock regarding the Business Combination, whichever is first. This ratio of the Per Share Consideration to the Market Price shall be at least as great as the ratio of (x) the highest price per share previously paid by a Principal Stockholder, as the term is defined below, for any Gulf West common stock at any time beneficially owned by the Principal Stockholder to (y) the Market Price of the Gulf West common stock on the trading date immediately before the earliest date on which the Principal Stockholder purchased any Gulf West common stock during the two year period before the date on which the Principal Stockholder acquired the Gulf West common stock at any time owned by it for which it paid the highest price per share (or, if the Principal Stockholder did not purchase any shares of Gulf West stock during such two year period, the Market Price of the Gulf West common stock on the date two years before the date on which the Principal Stockholder acquired the shares of Gulf West common stock at any time owned by it for which it paid the highest price per share). The term "Principal Stockholder" means any individual or entity which, together with its affiliates and associates beneficially owns ten percent or more of the outstanding shares of Gulf West stock, and any affiliate or associate of any such individual or entity."Market Price" is the mean between the high "bid" and the low "asked" prices of the Gulf West common stock in the over-the-counter market on the day on which the value is to be determined or, if no shares were traded on such date, on the next preceding day on which such shares were traded, as reported by the National Association of Securities Dealers Automated Quotation System, which we refer to as "Nasdaq," or other national quotation service. If the Gulf West common stock is not regularly traded in such market but is registered on a national securities exchange or traded in the national over-the-counter market, the term "Market Value" shall mean the closing price on such national securities exchange or market on the date on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by Nasdaq or other national quotation service. If no such quotations are available, the fair market value on the date in question shall be as determined by the Board of Directors of Gulf West in good faith and, in the case of property other than cash, such property shall be valued by the Board of Directors in good faith.

            Except as specified in the Articles of Incorporation, the aggregate amount of cash and fair market value of the other consideration to be received per share by the holders of Gulf West common stock in the Business Combination shall be not less than the highest price per share previously paid by the Principal Stockholder for any of the Gulf West common stock at any time beneficially owned by the Principal Stockholder.

            The foregoing provisions shall not apply to a Business Combination approved by two-thirds of those members of the Board of Directors of Gulf West who were Directors before the Principal Stockholder became a Principal Stockholder.

            The foregoing is intended only as a brief summary of the fair pricing provisions contained in Article X of the Articles of Incorporation of Gulf West.

            EVALUATION OF OFFERS. In accordance with the Articles of Incorporation, the Board of Directors of Gulf West may give due consideration to all relevant factors when evaluating any offer to:

o    make a tender or exchange offer for any equity security of Gulf West,
o    merge or consolidate Gulf West with another corporation or entity, or
o purchase or otherwise acquire all or substantially all of the properties and assets of Gulf West.

       The factors which the Gulf West Board of Directors may consider in evaluating the foregoing offers include the social and economic effect of acceptance of such offer on :

o Gulf West's present and future customers and employees and those of its subsidiaries,
o the communities in which Gulf West and its subsidiaries operate or are located,
o on the ability of Gulf West to fulfill its corporate objective as a bank holding company, and
o on the ability of Mercantile and any other subsidiary bank, if any, to fulfill their objectives under applicable statutes and regulations.

            BYLAW AMENDMENTS; REMOVAL OF DIRECTORS. The Gulf West Articles authorize the Board of Directors to make, repeal, alter, amend, and rescind the Bylaws of Gulf West. Stockholders cannot take such actions except by vote of the holders of not less than two-thirds of the outstanding shares of capital stock of Gulf West entitled to vote generally in the election of directors cast at a meeting called for that purpose, referred to as "Two-Thirds Vote." In addition, no member of the Board of Directors may be removed except for cause and then only by a Two-Thirds Vote.

PREFERRED STOCK

            Gulf West is authorized to issue 1,000,000 shares of "Class A Preferred Stock," with a par value of $5.00 per share (the "Preferred Stock"). The Preferred Stock may be issued in different series. Preferred Stock has no voting rights. There are no outstanding shares of Preferred Stock.

            DIVIDENDS. Holders of Gulf West Preferred Stock are entitled to receive dividends, on a noncumulative basis out of any assets at the time legally available therefor and when and as declared by the Board of Directors of Gulf West, at the rate determined by the Board for each series of Preferred Stock.

            LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Gulf West, the holders of Preferred Stock then outstanding shall be entitled to be paid out of the assets of Gulf West available for distribution to its stockholders, before any payment is made in respect of the common stock, an amount equal to $5.00 per share plus all unpaid but declared dividends thereon to the date fixed for distribution. The remaining assets of Gulf West are to be distributed exclusively among holders of Gulf West common stock. If upon liquidation the assets of Gulf West shall be insufficient to pay the holders of Preferred Stock the full amount to which they shall be entitled, they shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            OTHER RIGHTS. Except as provided above, the Board of Directors shall establish the series and determine the relative rights and preferences between series.

REPORTS TO STOCKHOLDERS

       We intend to furnish our stockholders with annual reports containing Gulf West prepared financial statements, and may distribute quarterly and/or other interim reports containing unaudited financial information to our stockholders as we deem appropriate.

                                  LEGAL MATTERS

       Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. will issue an opinion about the legality of the shares of Gulf West common stock offered by this prospectus.

                                     EXPERTS

       The consolidated financial statements of Gulf West incorporated by reference herein have been included in reliance on applicable reports of Hacker, Johnson, Cohen & Grieb PA, independent certified public accountants. These reports are also incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing and their express consent.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

       THE FLORIDA BUSINESS CORPORATION ACT GRANTS EACH CORPORATION ORGANIZED THEREUNDER THE POWER TO INDEMNIFY ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS ON CERTAIN CONDITIONS AGAINST LIABILITIES ARISING OUT OF ANY ACTION OR PROCEEDING TO WHICH ANY OF THEM IS A PARTY BY REASON OF BEING SUCH OFFER, DIRECTOR, EMPLOYEE OR AGENT. GULF WEST'S ARTICLES OF INCORPORATION ALSO PROVIDE FOR THE INDEMNIFICATION, TO THE FULLEST EXTENT PERMITTED BY FLORIDA LAW, OF SUCH PERSONS. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING GULF WEST UNDER THE FOREGOING PROVISION, GULF WEST HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

================================================================================

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE UNDER SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF GULF WEST HAVE NOT CHANGED SINCE THE DATE HEREOF.

               TABLE OF CONTENTS

                                                PAGE
                                                ----

Available Information..........................   3
Incorporation by Reference.....................   3
Registration Expenses..........................   4
Prospectus Summary.............................   5
Risk Factors...................................   6
Shares Covered by this Prospectus..............   8
Use of Proceeds................................   9
Plan of Distribution...........................   9
Description of Capital Stock  of Gulf West.....  10
Legal Matters..................................  12
Experts........................................  12
Disclosure of SEC Position on
  Indemnification for Securities Act
  Liabilities ..............................     12

                    ------------

===============================================================================


             GULF WEST BANKS, INC.

              2,058,111 SHARES OF

                 COMMON STOCK

                   ----------
                   PROSPECTUS
                   ----------

                   May 5, 1999

===============================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses for the sale of the shares of common stock are as follows:

         SEC registration fee........................................$ 4,703.11
         Legal fees and expenses.....................................  3,500.00
         Printing and engraving expenses.............................  1,000.00
                                                                       --------
                Total................................................$ 9,203.11
                                                                     ==========

         All such fees and expenses will be paid by Gulf West.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "FBCA") grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The FBCA permits a Florida corporation, with the approval of its stockholders, to include within its certificate of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by stockholders of the corporation.

         Gulf West's Bylaws (the "Bylaws") include an Article which allows Gulf West to take advantage of such provision of the FBCA. The Bylaws also provide for the indemnification, to the fullest extent permitted by the FBCA, of officers and directors of Gulf West. Gulf West currently maintains policies of insurance under which the directors and officers of Gulf West are insured, within the limits and subject to the limitations of the policies, against specified expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         THE FOLLOWING DOCUMENTS ARE FILED AS EXHIBITS TO THIS REGISTRATION
STATEMENT:

        5.1*    -  Opinion of Fowler, White, Gillen, Boggs, Villareal and
                   Banker, P.A. with respect to legality of the securities being registered.

       23.1     -  Consent of Fowler, White, Gillen, Boggs, Villareal and
                   Banker, P.A. (included in its opinion filed as Exhibit 5.1).

       23.2*    -  Consent of Hacker, Johnson, Cohen & Grieb P.A.

       24.1*    -  Powers of Attorney of Directors and Executive Officers
                   (included on the Signature Pages of this Registration
                   Statement).

-------
* Filed as the identical exhibit number to the Form S-3 Registration Statement filed by the Company with the Commission on March 25, 1999.

ITEM 17.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previ ously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof."

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on May 5, 1999.

                                          GULF WEST BANKS, INC.

                                          By: /s/ GORDON  W. CAMPBELL
                                             ------------------------
                                                  Gordon W. Campbell
                                                  CHAIRMAN OF THE BOARD AND
                                                  PRESIDENT

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 5, 1999.

              SIGNATURE                                   TITLE

/s/ GORDON  W. CAMPBELL                     Chairman of the Board, President
---------------------------                   and Director
GORDON W. CAMPBELL                            (Principal Executive Officer)



/s/ BARRY K. MILLER                         Secretary/Treasurer  and Chief
---------------------------                   Financial Officer (Principal
BARRY K. MILLER                               Financial and Accounting Officer)


          *                                 Director
---------------------------
THOMAS M. HARRIS


         *                                  Director
---------------------------
ALGIS KONCIUS


                                            Director
---------------------------
LOUIS P. ORTIZ, C.P.A.


         *                                  Director
---------------------------
JOHN COOPER PETAGNA


         *                                  Director
---------------------------
P.N. RISSER, III


        *                                   Director
---------------------------
ROSS E. ROEDER

                                            Director

---------------------------
HENRY W. HANFF, M.D.


        *                                   Director
---------------------------
PANDURANG V. KAMAT, M.D.


*By: /s/ BARRY K. MILLER
    ------------------------
    Barry K. Miller,  Attorney-in-fact